Exhibit 10(b)

CREDIT AGREEMENT

This Agreement, dated as of April 3, 2003, is among CHURCHILL DOWNS INCORPORATED, the GUARANTORS party hereto, the LENDERS party hereto and BANK ONE, KENTUCKY, NA, a national banking association having its principal office in Louisville, Kentucky, as AGENT.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any other Loan Party (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition Compliance Certificate” has the meaning given it in Section 6.13.

“Adjusted EBITDA” of any Person or any period means the EBITDA for that Person for that period adjusted on a pro forma basis for the EBITDA of acquired or divested operations.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” has the meaning given it in Section 2.21.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which the Commitment Fee is accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, Banc One Capital Markets, Inc., a Delaware corporation, and its successors, and PNC Capital Markets, Inc., a Pennsylvania corporation, and its successors, in their capacity as Co-Lead Arrangers and Joint Book Runners.

“Assignment of Patents, Trademarks and Copyrights” shall mean the Assignment of Patents, Trademarks and Copyrights, dated as of the date of this Agreement, executed by the Loan Parties in favor of the Collateral Agent.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the chief executive officer, chief financial officer, any executive vice president, any senior vice president, the treasurer, and any other officer designated as such by the board of directors of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, Kentucky, NA, a national banking association having its principal office in Louisville, Kentucky, in its individual capacity, and its successors.

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the Controlled Group.

“Borrower” means Churchill Downs Incorporated, a Kentucky corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.10, and shall be in a form satisfactory to the Agent, generally in the form of Exhibit R.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Louisville and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Louisville for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“CDMC” shall mean Churchill Downs Management Company, a Kentucky corporation, and wholly owned subsidiary of the Borrower.

“Calder” means Calder Race Course, Inc., a Florida corporation.

“Calder Financing Statements” is defined in Section 6.21.

“Calder Mortgage” means the Mortgage executed by Calder in favor of the Collateral Agent with respect to the Real Property owned by Calder.  Calder shall execute the Calder Mortgage and deliver such Calder Mortgage to the Agent on the Closing Date in a form sufficient for recordation and the Agent may thereafter record such Mortgage at any time pursuant to Section 6.21.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset or a Capitalized Lease Obligation on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles, including without limitation those expenditures under the Master Plan for Capital Expenditures.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means the occurrence of any of the following:  Any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing Date) or related Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than a group including, and under the general supervision of, the Excluded Group:  (i) become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock or membership or other equity interests of the Borrower, or (ii) acquire after the date of the Closing Date (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, through beneficial ownership of the capital stock of the Borrower or otherwise, or (y) all or substantially all of the properties and assets of the Borrower.

“Change” has the meaning given it in Section 3.2.

“Closing Date” means the Business Day on which the first Loan shall be made, which shall be April 3, 2003.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means and includes, collectively but without limitation, all property and assets in which the Loan Parties grant the Collateral Agent for the benefit of the Lenders an interest as collateral or other security for all or any of the Secured Obligations, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention, contract, lease or consignment agreement intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise and is intended to and shall include all real and personal property, tangible and intangible, of the Loan Parties; provided, however, the term Collateral shall not include (i) the Horseman’s Account, (ii) the bond issued under the Master Plan Bond Transaction and payments owed by one Loan Party to another Loan Party in connection with the Master Plan Bond Transaction, (iii) ownership interests of any

Loan Party in any (a) Excluded Subsidiary, (b) any Excluded Entity, and (c) those Persons listed on Schedule 3 hereto in which, as of the Closing Date, a Loan Party directly or indirectly owns less than 100% of the outstanding interest of such Person and in which the organizational agreements governing such Person prohibit the applicable Loan Party from granting a security interest in such ownership interest, and (iv) any chattel paper, contract rights or other general intangibles which are now held or hereafter acquired by any Loan Party to the extent that such chattel paper, contract rights or other general intangibles (including, but not limited to, licenses) are not assignable or capable of being encumbered (a) as a matter of law or (b) under the terms of any agreement applicable thereto (but solely to the extent that any such restriction is enforceable and not ineffective under applicable law) without the consent of the other party to such agreement where such consent has not been obtained after the applicable Loan Party has made a reasonably diligent effort satisfactory to the Agent to obtain such consent.

“Collateral Agent” means Bank One in its capacity as contractual representative of the Lenders and the Term Note Purchasers as Collateral Agent under the Collateral Sharing Agreement, and not in its individual capacity as a Lender, and any successor Collateral Agent appointed under the Collateral Sharing Agreement.

“Collateral Documents” means, collectively, all of the instruments, documents and agreements by which any Person grants a security interest in Collateral, including without limitation, those documents referenced in Section 6.25 of this Agreement, which in turn includes without limitation, the Pledge and Security Agreement, the Mortgages, the Negative Pledge Agreement, the Assignment of Patents, Trademarks and Copyrights, the Intercompany Subordination Agreement, the Collateral Sharing Agreement and all other documents or instruments executed as security for the Secured Obligations from time to time.

“Collateral Sharing Agreement” means that certain Collateral Sharing Agreement dated as of April 3, 2003, with Bank One as Collateral Agent, in the form of Exhibit G, as it may be amended or supplemented from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Fee” is defined in Section 2.7.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Adjusted EBITDA” for any Period means the consolidated Adjusted EBITDA of all of the Loan Parties for that period, consolidated in accordance with Agreement Accounting Principles.  The EBITDA of the Excluded Subsidiaries shall not be included in Consolidated Adjusted EBITDA.

“Consolidated Fixed Charges” means for any period of determination the consolidated Fixed Charges of all of the Loan Parties for that period, consolidated in accordance with Agreement Accounting Principles.  The Fixed Charges of the Excluded Subsidiaries shall not be included in Consolidated Fixed Charges.

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Indebtedness” means at any time the Indebtedness of the Loan Parties calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of all of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means as of any date of determination total stockholders’ equity of all of the Loan Parties as of such date determined and consolidated in accordance with Agreement Accounting Principles.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Loan Parties calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any guaranty, comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.11, and shall be in a form satisfactory to this Agent, generally in the form of Exhibit S.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Current Fields of Enterprise” means those fields of enterprise that each Loan Party is engaged in as of the date of this Agreement, and activities related thereto, including, but not limited to the acquisition of Persons that provide wagering platforms, and shall not include any mode of gambling other than pari-mutuel wagering on horse racing and Permitted Alternative Gaming which, in each case, is conducted in full compliance with applicable law.

“Default” means one or more of the events described in Article VII.

“EBITDA” for any Person for any period of determination means that Person’s net income plus, to the extent deducted from revenues in determining net income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, and (vi) the impairment charge deducted from the net income of Ellis Park Race Course, Inc. with respect to the fourth fiscal quarter 2002 minus, to the extent included in net income, that Person’s extraordinary gains realized other than in the ordinary course of business, in each case for such period determined in accordance with Agreement Accounting Principles.

“Environmental Laws” means all applicable federal, provincial, state and local laws, rules, regulations, reported and publicly available orders, reported judicial determinations, and reported and publicly available decisions of an executive body or any governmental or quasi-governmental entity, whether in the past, the present or the future, pertaining to health and/or the environment in effect in any and all jurisdictions in which the Borrowers are at any time leasing equipment pursuant to a Lease or otherwise doing business. The Environmental Laws shall include, but shall not be limited to, the following: (1) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq.; the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Safe Drinking Water Act, 42 U.S.C. Sections 300F, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251; et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; and the regulations promulgated in connection therewith; and (2) Environmental Protection Agency regulations pertaining to asbestos (including 40 C.F.R. Part 61, Subpart M); Occupational Safety and Health Administration regulations pertaining to asbestos (including 29 C.F.R. Sections 1910.1001 and 1926.58); and any state, province and local laws and regulations pertaining to Hazardous Materials and/or asbestos.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One, N.A. or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One, N.A.’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Entities” means any corporation, partnership, limited liability company or other Person in which the Loan Parties hold an ownership interest, either directly or indirectly, and which is not a Loan Party.

“Excluded Group” means and includes Duchossois Industries, Inc. and its Affiliates and Brad M. Kelly and his Affiliates.

“Excluded Subsidiaries” means any Excluded Entity which is a Subsidiary of the Borrower.  The Excluded Subsidiaries on the Closing Date are Hoosier Park, L.P., Charlson Broadcast Technologies LLC, Churchill Downs California Food Services Company, Tracknet, LLC, and Anderson Park, Inc.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.3.1.

“Facility LC Application” is defined in Section 2.3.3.

“Facility LC Collateral Account” is defined in Section 2.3.11.

“Facility Termination Date” means March 31, 2008, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Louisville time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and/or (ii) any Rate Management Transaction.

“Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges, in each instance computed as provided in Section 6.24.1 and in accordance with Agreement Accounting Principles.

“Fixed Charges” means for any period of determination, the sum of interest expense, income tax expenses, scheduled principal installments on Indebtedness with maturities greater than one year (as adjusted for prepayments), dividend payments, scheduled payments under Capitalized Leases and Capital Expenditures (excluding (a) Capital Expenditures consisting solely of consideration paid or payable for Permitted Acquisitions, and (b) Capital Expenditures expended under and in compliance with the Master Plan for Capital Expenditures)  for such period.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Guarantor Joinder” is defined in Section 9.14.

“Guarantors” means, subject to Section 6.12(iii) collectively, Churchill Downs Management Company, Churchill Downs Investment Company, Racing Corporation of America, Calder Race Course, Inc., Tropical Park, Inc., Churchill Downs California Company, Churchill Downs California Fall Operating Company, Arlington Park Racecourse, LLC, Arlington Management Services, LLC, Arlington OTB Corp., Quad City Downs, Inc., CDIP, LLC, CDIP Holdings, LLC, and Ellis Park Race Course, Inc., any Person who becomes a Guarantor under Section 9.14, and the successors and assigns of any of them, and “Guarantor” means any one or more of these.

“Guaranty” means that certain Guaranty dated as of the date of this Agreement, executed by the Guarantors in favor of the Collateral Agent, entered into pursuant to this Agreement, as it may be amended or modified and in effect from time to time.

“Hazardous Materials” means any substance, chemical, wastes (medical or otherwise), or contaminants, including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), paint containing lead, gasoline or other petroleum products, radioactive material, urea formaldehyde foam insulation, and discharges of sewage or effluent that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a designated or prohibited substance, in any federal, state, provincial, municipal or local law, by-law, code having the force of law, or ordinance, including, without limitation, the applicable Environmental Laws, now existing or hereafter in effect, and all rules having the force of law and regulations promulgated thereunder.

“Horseman’s Account” means refundable deposits and amounts held by a Loan Party for the benefit of horsemen, ownership of which deposits and amounts is vested in such horsemen.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) LC Obligations, (viii) aggregate undrawn stated amount under Letters of Credit that are not Facility LCs, plus the aggregate amount of all reimbursement obligations in connection therewith, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, but the term “Indebtedness” does not include trade payables and accrued expenses, deferred revenue related to the annual running of the Kentucky Derby, deferred revenue from the leasing or licensing of personal seat licenses, and obligations not exceeding $3,000,000 under outstanding pari-mutuel tickets that are payable with respect to races run not more than one year prior to the date of determination which were incurred in the ordinary course of business, which are not represented by a promissory note or other evidence of indebtedness and (other than pari-mutuel tickets) which are not more than thirty (30) days past due, all determined in accordance with Agreement Accounting Principles.

“Indemnity Agreement” shall mean the Environmental Indemnity Agreement, dated as of April 3, 2003, among the Agent, the Borrower and the Guarantors.

“Intercompany Subordination Agreement” shall mean a subordination agreement among the Loan Parties in the form attached hereto as Exhibit H.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“LC Fee” is defined in Section 2.3.4.

“LC Issuer” means PNC Bank (or any subsidiary or affiliate of PNC Bank designated by PNC Bank) in its capacity as issuer of Facility LCs hereunder.

“Investment Compliance Certifcate” is defined in Section 6.13(ii)(c).

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time (including without limitation increases, if any, in the stated amount provided in any Facility LC, whether or not the time for such increase has occurred) plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.3.5.

“LC Reimbursement Agreement” is defined in Section 2.3.3.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, together with any lending institution that becomes a Lender under Section 12.3.  Unless otherwise specified, the term “Lenders” includes PNC Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or Affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.19.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated Adjusted EBITDA, in each instance computed in accordance with Section 6.24.2 and Agreement Accounting Principles.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the LC Reimbursement Agreement, any Notes issued pursuant to Section 2.15, the Collateral Documents, the Guaranty, and all other documents (excluding the Working Cash Sweep Rider) and/or instruments executed and delivered pursuant to and/or in connection with this Agreement.

“Loan Parties” means the Borrower and the Guarantors from time to time.

“Master Plan Bond Rentals” means rentals payable under the Master Plan Bond Transaction.

“Master Plan Bond Transaction” means the transaction through which the City of Louisville, Kentucky (n/k/a Louisville/Jefferson County Metro Government) Taxable Industrial Building Revenue Bond, Series 2002 (Churchill Downs Incorporated Project) was issued.

“Master Plan for Capital Expenditures” means those certain plans, specifications and cost summaries of the Borrower which provide for the renovation and improvement of certain portions of the Borrower’s Property located generally on Central Avenue in Louisville, Kentucky, and known as the Churchill Downs racetrack facility, together with contiguous parcels used in connection with that racetrack facility, including, without limitation, the renovation of the clubhouse, grandstands and the Jockey Club, the addition of approximately 66 new corporate suites, the installation of certain new elevators, a mechanical system upgrade, and the addition of new space for catered functions.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects, of the Loan Parties taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer, the Collateral Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $3,000,000.00 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.3.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” shall mean the Mortgages and Deeds of Trust in substantially the form of collective Exhibit I executed and delivered by each of the applicable Loan Parties with respect to each of the parcels of Real Property Collateral to the Collateral Agent for the benefit of the Lenders, subject to the terms of the Collateral Sharing Agreement.  The Calder Mortgage with respect to the Real Property in Florida will not be recorded on the Closing Date, but the Agent may cause the Collateral Agent to record the Calder Mortgage at any time pursuant to Section 6.21.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement in substantially the form of Exhibit J executed and delivered by Calder and all the Loan Parties in favor of the Agent with respect to all interest of the Loan Parties in any Property of Calder, including without limitation any Property subject to the Calder Mortgage and/or any Calder Financing Statements.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.15(iv).

“Note Purchase Agreement” means, collectively, the Note Purchase Agreements each dated April 3, 2003, among the Borrower and the Term Note Purchasers.

“Notice of Acquisition” is defined in Section 6.13(iii)(b).

“Obligations” means, collectively,  all unpaid principal of and accrued and unpaid interest on the Loans, all obligations, contingent or otherwise, under and/or in connection with any Notes and/or to or for the benefit of any Lender and/or the LC Issuer under and/or in connection with the other Loan Documents, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the Collateral Agent for the benefit of any Lender or the LC Issuer, the LC Issuer or any indemnified party arising under the Loan Documents, whether they exist on the date of this Agreement, or arise or are created or acquired after the date of this Agreement.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisitions” has the meaning given it in Section 6.13(iii).

“Permitted Alternative Gaming” means slot machines and/or video lottery terminals and/or electronic gaming machines operated by one or more of the Loan Parties at a facility owned or leased by, and operated by one or more of the Loan Parties, and at which either (1) live horse racing is underway at that facility and pari-mutuel wagering is being conducted with respect to those races; and/or (2) live horse racing is being simulcast at that facility and pari-mutuel wagering is being conducted with respect to those races.

“Permitted Liens” is defined in Section 6.16.

“Permitted Secured Rate Management Transaction” has the meaning given it in Section 6.16(vii).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge and Security Agreement” means the Pledge and Security Agreement in substantially the form of Exhibit K executed and delivered by each of the applicable Loan Parties to the Collateral Agent for the ratable benefit of the Lenders, subject to the provisions of the Collateral Sharing Agreement.

“PNC Bank” means PNC Bank, National Association, a national banking association having its principal office in Pittsburgh, Pennsylvania, and having an office in Louisville, Kentucky, in its individual capacity, and its successors.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Credit Facility” means the credit facility provided to the Borrower under, and all of the obligations of the Borrower and all or any of the Guarantors, under that certain Credit Agreement dated as of April 23, 1999, among the Borrower, the Guarantors (as such term is defined therein) party thereto, the Banks, (as such term is defined therein) party thereto, and PNC Bank, in its capacity as Agent for the Banks thereunder, as amended, modified and/or supplemented through the date of this Agreement.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing including, without limitation, those transactions described on Schedule 6.22 or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property” means, collectively, each of the parcels of owned and/or leased real property of any of the Loan Parties, all of which is listed on Schedule 5.23.

“Real Property Collateral” means each of the parcels of owned Real Property listed on Schedule 5.23 except as set forth on such Schedule.

“Recorded Mortgages” means each of the Mortgages, except for the Calder Mortgage, but if the Calder Mortgage is subsequently recorded in accordance with Section 6.21, Recorded Mortgage shall include such Calder Mortgage on and after the date of such recordation.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U, T, G or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.3 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease but shall not include Master Plan Bond Rentals or Tote Rentals.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least fifty-one percent (51%) of the Aggregate Outstanding Credit Exposure, or if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least fifty-one percent (51%) of the aggregate principal amount of all of the Loans plus all of the LC Obligations.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Assets” has the meaning given it in Section 6.13.

“Revolving Loan” means, with respect to a Lender, such Lender’s Loan made pursuant to its Commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Risk-Based Capital Guidelines” has the meaning given it in Section 3.2

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Seasonal Borrowing Needs Adjustment” means the reduction of the Consolidated Funded Indebtedness as of the end of (i) the first fiscal quarter of the Borrower’s fiscal year 2004 by $20,000,000, and (ii) the first fiscal quarter of the Borrower’s fiscal year 2005 by $20,000,000.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) all Obligations, (ii) all Rate Management Obligations owing to one or more Lenders, and (iii) any and all other indebtedness and/or obligations to or for the benefit of the Agent and/or one or more Lenders and/or the LC Issuer secured by and/or in all or any of the Collateral Documents, in each case whether they exist on the date of this Agreement, or arise or are created or acquired after the date of this Agreement.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its direct or indirect Subsidiaries or by such Person and one or more of its direct or indirect Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swing Line Borrowing Notice” is defined in Section 2.2.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender in Section 2.2 to make Swing Line Loans up to a maximum principal amount of $15,000,000.

“Swing Line Lender” means PNC Bank, or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.2.3.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Note Purchasers” means the holders of the Term Notes from time to time, and their successors and assigns.

“Term Notes” means the Floating Rate Senior Secured Notes due March 31, 2010, issued by the Borrower under the Note Purchase Agreement.

“Term Substantial Portion” means, with respect to the Property of the Borrower and the other Loan Parties, collectively, Property which represents 20% or more of Consolidated Net Worth or Property which is responsible for 20% of the Consolidated Net Income, in each case, as would be shown in the consolidated financial statements of the Loan Parties as at the end of the fiscal month next preceding the Closing Date (or if financial statements have not been delivered hereunder for that month, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).  For purposes of determining Term Substantial Portion of the Property of the Borrower and the other Loan Parties, the value of any Property of Ellis Park Race Course, Inc. and/or Racing Corporation of America sold, transferred or otherwise disposed of in connection with the sale, transfer or other disposition of Ellis Park Race Course, Inc. or Racing Corporation of America in compliance with this Agreement shall not be considered.

“Title Insurer” is defined in Section 4.1.

“Tote Rentals” means all amounts paid by a Person for rental of equipment and/or the provision of services under any agreement between such Person and a totalisator company.

“Transferee” is defined in Section 12.4.

“Twelve Month Substantial Portion” means, with respect to the Property of the Borrower and the other Loan Parties, collectively, Property which represents 10% or more of Consolidated Net Worth or Property which is responsible for 10% of the Consolidated Net Income, in each case, as would be shown in the consolidated financial statements of the Loan Parties as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).  For purposes of determining Twelve Month Substantial Portion of the Property of the Borrower and the other Loan Parties, the value of any Property of Ellis Park Race Course, Inc., and/or Racing Corporation of America sold, transferred or otherwise disposed of in connection with the sale, transfer or other disposition of Ellis Park Race Course, Inc. or Racing Corporation of America, in compliance with this Agreement shall not be considered.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Working Cash Sweep Rider” is defined in Section 2.2.5.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1                                 Revolving Loan Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment.  On the date of this Agreement, the amount of the Aggregate Commitment is $200,000,000.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.  The Aggregate Commitment may be increased up to a total of $250,000,000 upon compliance with Section 2.22 below.  No Lender shall have any obligation to increase its Commitment; any such increase shall be at the sole discretion of such Lender.

2.2                                 Swing Line Loans.

2.2.1                        Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure (including without limitation Swing Line Loans) shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.2.2                        Borrowing Notice.  The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Louisville time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.  The Swing Line Loans shall bear interest at a rate per annum equal to the prime rate of interest announced by the Swing Line Lender from time to time, plus the Applicable Margin set forth in the Pricing Schedule for the Floating Rate at that time.

2.2.3                        Making of Swing Line Loans.  Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan.  Not later than 2:00 p.m. (Louisville time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Louisville, to the Agent at its address specified pursuant to Article XIII.  The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent’s aforesaid address.

2.2.4                        Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan.  In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, except when a Working Cash Sweep Rider is in effect, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than noon (Louisville time) on the date of any notice received pursuant to this Section 2.2.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Louisville to the Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.2.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.11 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstance, happening or event whatsoever.  In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.2.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.2.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.2.5                        Working Cash Sweep Rider.  Any provision of this Section 2.2 to the contrary notwithstanding, the Agent and each Lender acknowledges that, at the request of the Borrower, the Swing Line Lender has linked the Swing Line Loans to the Borrower’s demand deposit account with the Swing Line Lender.  The Agent and the Lenders further acknowledge that the Borrower has entered into a Working Cash, Line of Credit, Investment Sweep Rider (“Working Cash Sweep Rider”) with the Swing Line Lender, pursuant to which certain cash management activities, including the making of Swing Line Loans, will occur automatically in amounts that may be less than the stated minimum Swing Line Loan set forth in Section 2.2.2 above, and without the need for a Swing Line Borrowing Notice. Each Lender agrees that it shall be obligated, pursuant to and in accordance with the third and fourth sentences of Section 2.2.4,  to fund such Lender’s Pro Rata Share of any such automatically-made Swing Line Loans on the fifth (5th) Business Day following the day such advances are made, unless the Agent shall have given the Swing Line Lender written notice prior to the date the Swing Line Loan was made that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, and the Swing Line Lender has had a reasonable amount of time, not to exceed two (2) Business Days from such notice, within which to act.  In the event of termination of the Working Cash Sweep Rider by either the Borrower or the Swing Line Lender, the Swing Line Lender will promptly notify the Agent of such termination.

2.3                                 Letter of Credit Subfacility.

2.3.1                        Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $15,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with an expiry date one year after issuance may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).  The Borrower and the Guarantors represent and warrant that the Letters of Credit described and listed on Schedule 2.3.1 constitute all the Letters of Credit issued by the LC Issuer for and on behalf of the Borrower and the Guarantors under the Prior Credit Facility; and all parties to this Agreement agree that on the Closing Date those Letters of Credit shall become Facility LCs.

2.3.2                        Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.3, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.3.3                        Notice.  Subject to Section 2.3.1, the Borrower shall give the LC Issuer and the Agent notice prior to 10:00 a.m. (Louisville time) at least three Business Days, or such shorter period of time as may be acceptable to the LC Issuer in its discretion, prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon Agent’s receipt of such notice, the Agent shall promptly notify the LC Issuer if the proposed amount of such Facility LC will cause the Aggregate Outstanding Credit Exposure to equal or exceed the Aggregate Commitment. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered a Reimbursement Agreement (“LC Reimbursement Agreement”) in the form of Exhibit Q, and such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  The terms of the LC Reimbursement Agreement and Facility LC Application shall supplement the terms of this Agreement, but in the event of any conflict between the terms of this Agreement and the terms of any LC Reimbursement Agreement and/or any Facility LC Application, the terms of this Agreement shall control.  On the date of issuance or Modification by the LC Issuer of any Facility LC, the LC Issuer shall notify the Agent, and the Agent shall promptly notify each Lender of the issuance or Modification of each Facility LC, specifying the beneficiary, the date of issuance (or Modification) and the expiry date of such Facility LC, the terms of the Facility LC and the nature of the transactions supported by the Facility LC.

2.3.4                        LC Fees.  The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date, and such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an “LC Fee”).  The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee equal to 0.125% of the face amount of each Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.3.5                        Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Louisville time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.3.6                        Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.  The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.3.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.10 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.3.7                        Obligations Absolute.  The Borrower’s obligations under this Section 2.3.7 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.3.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.3.6.

2.3.8                        Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.3, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.3.9                        Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.3.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.3.10                  Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.3 or any action taken or omitted by such indemnitees hereunder.

2.3.11                  Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and the LC Issuer and in which the Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders, and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days.  Nothing in this Section 2.3.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.3.12                  Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.4                                 Required Payments; Termination.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.5                                 Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.6                                 Types and Number of Eurodollar Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11, or Swing Line Loans selected by Borrower in accordance with Section 2.2.  The Borrower may have no more than six (6) Eurodollar Advances outstanding at any one time.

2.7                                 Commitment Fee; Reductions in Aggregate Commitment.  The Borrower agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee (the “Commitment Fee”) in arrears at a per annum rate equal to the Applicable Fee Rate in effect from time to time on the average daily Available Aggregate Commitment of such Lender from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.  Swing Line Loans shall not count as usage of any Lender’s Commitment for the purpose of calculating the commitment fee due hereunder.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least one Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.8                                 Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an advance to repay Swing Line Loans) shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.9                                 Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Agent.  The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Louisville Time) on the date of repayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Agent.

2.10                           Method of Selecting Types and Interest Periods for New Advances.  Each Type of Advance shall bear interest according to its Type, from the date the Advance is made until it is repaid.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Louisville time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                                   the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                the aggregate amount of such Advance,

(iii)                             the Type of Advance selected, and

(iv)                            in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Louisville time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Louisville to the Agent at its address specified pursuant to Article XIII.  The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.11                           Conversion and Continuation of Outstanding Advances.  Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.11 or are repaid in accordance with Section 2.9.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.9 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of  Section 2.10, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance.  The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Louisville time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)                                     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)                                  the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)                               the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.12                           Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.11, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the Floating Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.10 and 2.11 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.13                           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.14                           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender, in the same type of funds that the Agent received, at such Lender’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.14 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.3.6.

2.15                           Noteless Agreement; Evidence of Indebtedness.

(i)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)                               The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if applicable) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iii)                            The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)                           Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each, a “Note”).  In such event, the Agent shall prepare and forward to the Borrower for execution and delivery to such Lender a Note or Notes payable to the order of such Lender.  Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.16                           Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.17                           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on each date set forth in the Working Cash Sweep Rider, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment

Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest, Commitment Fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest payable on Advances at the Alternate Base Rate which shall accrue on the basis of the actual number of days elapsed over a year of 365 or 366 days, as appropriate.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.18                           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.19                           Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be,  for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.20                           Non-Receipt of Funds by the Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21                           Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.22                           Increase in Commitments.

2.22.1               Amount of Increase in Commitments.  The Borrower may at any time, with the consent of the Agent but without the consent of the Lenders except as provided in Sections 2.22.2 and 2.22.5.1, increase the Aggregate Commitment up to an amount not to exceed $250,000,000, subject to satisfaction of each and all of the requirements contained in this Section 2.22.

2.22.2               Eligibility.  Each Lender who provides an increase in the Aggregate Commitment (each a “New Commitment Provider”) shall be either an existing Lender at the time of the increase (each an “Existing Lender”) or a financial institution reasonably acceptable to the Agent and the Borrower (and the Borrower’s acceptance shall not be unreasonably withheld) that is not then currently a Lender (each a “New Lender”) provided, that the Borrower shall first offer any increase in the Commitments to the Existing Lenders by giving notice thereof to each of the Existing Lenders and fifteen (15) Business Days to respond to such notice (failure to respond on a timely basis shall be deemed a rejection).  Any notice given hereunder shall not be deemed to be a request for, or requirement of, consent from any Existing Lender who is not a New Commitment Provider to the increase in the Aggregate Commitment.

2.22.3               Notice.  The Borrower and the Agent jointly shall notify the Lenders at least fifteen (15) Business Days before the date (“Commitment Increase Effective Date”) any increase in the Aggregate Commitment shall become effective.  Such notice shall state the amount of the increase in the Aggregate Commitment, the names of the Lenders providing the additional Commitments and the Commitment Increase Effective Date.

2.22.4               Minimum Amount.  Any increase in the Aggregate Commitment provided by any individual Lender shall be in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof.

2.22.5               Implementation of Increase.  On the Commitment Increase Effective Date:

(i)                                     Joinder.  Each New Commitment Provider shall execute and deliver to the Agent two Business Days prior to the Commitment Increase Effective Date a Joinder in the form attached as Exhibit L (“Lender Joinder”), which shall become effective on the Commitment Increase Effective Date. The Lender Joinder shall set forth the Commitment provided by the New Commitment Provider if it is a New Lender and the new amount of the Commitment and the increase in the Commitment to be provided if it is an Existing Lender. If the New Commitment Provider is a New Lender it shall on the Effective Date join and become a party to this Agreement and the other Loan Documents as a Lender for all purposes hereunder and thereunder, subject to the provisions of this Section 2.22, having a Commitment as set forth in the Lender Joinder tendered by the same.  Any Lender whose Commitment shall remain unaffected shall be deemed to have consented and agreed to such Lender Joinder.

(ii)                                  Floating Rate Loans.  Each New Commitment Provider shall (i) purchase from the other Lenders such New Commitment Provider’s Pro Rata Share in any Floating Rate Loans outstanding on the Commitment Increase Effective Date, and (ii) share ratably in all Floating Rate Loans borrowed by the Borrower after the Commitment Increase Effective Date.

(iii)                               Eurodollar Rate Loans.  Each New Commitment Provider shall (a) purchase from the other Lenders such New Commitment Provider’s Pro Rata Share in each outstanding Eurodollar Loan on the date on which the Borrower either renews its Eurodollar Loan election with respect to the Eurodollar Loan in question or converts such Eurodollar Loan to a Floating Rate Loan, provided that the New Commitment Providers shall not purchase an interest in such Loans from the other Lenders on the Commitment Increase Effective Date (unless the Commitment Increase Effective Date is a renewal or conversion date, as applicable, in which case the preceding sentence shall apply), and (b) shall participate in all new Eurodollar Loans borrowed by the Borrower on and after the Commitment Increase Effective Date.

(iv)                              Facility LCs.  Each New Commitment Provider shall participate in all Facility LCs outstanding on the Commitment Increase Effective Date according to its Pro Rata Share and in accordance with the terms of this Agreement.

(v)                                 Limit on Amount.  Any increase in the Commitments pursuant to this Section 2.22 may not cause the total amount of the Commitments to exceed $250,000,000.

(vi)                              No Default or Unmatured Default; Representations and Warranties.  There shall exist no Default or Unmatured Default on the Commitment Increase Effective Date.  Without limiting that sentence, the representations and warranties contained in Article V must be true and correct in all material respects as of such Commitment Increase Effective Date except to the extent any such representation is stated to relate solely to an earlier date, in which case such representation shall have been true and correct on and as of such earlier date.  If a Default or Unmatured Default exists on such Commitment Increase Effective Date, or such representations and warranties are not true and correct to the extent and as required in the second sentence of this Section 2.22.5(vi), the Borrower shall not request an increase of, and may not increase, the Aggregate Commitment.

(vii)                           No Obligation.  No Existing Lender shall be required to increase its Commitment in the event that the Borrower asks such Existing Lender to provide all or a portion of any increase in the Aggregate Commitment desired by the Borrower.

ARTICLE III

YIELD PROTECTION; TAXES

3.1                                 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)                                  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)                               imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its

Eurodollar Loans, or of issuing or participating in Facility LCs,  or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation Lender or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2                                 Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender or the LC Issuer’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3                                 Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4                                 Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5                                 Taxes.

(i)                                     All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the

Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)                                  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or any Facility LC Application  (“Other Taxes”).

(iii)                               The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)                              Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)                                 For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)                              Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)                           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6                                 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.                              Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extension hereunder unless:

(i)                                     the Borrower has furnished to the Agent, with sufficient copies for the Lenders, the following, in each case satisfactory to the Agent, in its discretion, and its counsel:

(a)                                  Copies of the articles or certificate of incorporation of the Borrower and each other Loan Party, together with all amendments, and a certificate of good standing (or comparable certificate in the case of those governmental offices which do not issue good standing certificates), each certified by the appropriate governmental officer in its jurisdiction of incorporation or formation.

(b)                                 Copies, certified by the Secretary or Assistant Secretary (or Person serving an equivalent function) of the Borrower and each other Loan Party, of its by-laws or operating agreement, as applicable, and of its board of directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and each other Loan Party is a party.

(c)                                  An incumbency certificate, executed by the Secretary or Assistant Secretary (or Person serving an equivalent function) of, as applicable, the Borrower and each other Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or Persons of the Borrower and each other Loan Party authorized to sign the Loan Documents to which, as applicable, the Borrower and each other Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower and each other Loan Party.

(d)                                 A certificate, signed by the chief financial officer of the Borrower, in the form of Exhibit P stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(e)                                  A written opinion of the Borrower’s and the Guarantors’ counsel, addressed to the Lenders in substantially the form of Exhibit A.

(f)                                    Any Notes requested by a Lender pursuant to Section 2.15 payable to the order of each such requesting Lender.

(g)                                 Written money transfer instructions from the Borrower, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(h)                                 If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

(i)                                     All Collateral Documents and other Loan Documents executed by the Borrower or the Guarantors, as the case may be, including without limitation the Pledge and Security Agreement, the Guaranty, the Mortgages, the Negative Pledge Agreement, the Indemnity Agreement, the Assignment of Patents, Trademarks and Copyrights, the Intercompany Subordination Agreement and the Collateral Sharing Agreement.

(j)                                     Evidence satisfactory to the Agent (including without limitation copies of executed originals of the Note Purchase Agreement and all documents and instruments related thereto, certified by the Borrower to be true, correct and complete) that the closing contemplated in Section 3 of the Note Purchase Agreement has occurred and Term Note Purchasers have purchased and scheduled to fund not less than $75,000,000 in Term Notes.

(k)                                  Sufficient originals of the Collateral Sharing Agreement for each Lender executed and delivered by the Collateral Agent, the Agent on behalf of the Lenders and all of the Term Note Purchasers.

(l)                                     Title insurance policies or an irrevocable commitment to issue policies in the form of Lender approved pro-forma policies, in favor of the Collateral Agent for the benefit of the Lenders, in ALTA 1992 Form B Loan Policy form without creditor’s rights exceptions, and in amounts agreed upon and acceptable to the Agent, with premiums paid thereon (except in the case of the Calder Mortgage), delivered by the Loan

Parties, issued by Commonwealth Land Title Insurance Company (the “Title Insurer”) and insuring the Recorded Mortgages as valid first priority Liens upon the applicable Loan Parties’ fee simple title to, or leasehold interest in, the Real Property Collateral and all improvements and all appurtenances thereto (including such easements and appurtenances as may be required by the Agent), free and clear of any and all defects and encumbrances whatsoever, subject only to such exceptions as may be approved in writing by the Agent, with endorsements thereto as to such matters as the Agent may designate, purchased by the Loan Parties on the Closing Date for each of the Mortgages except for the Calder Mortgage.  The Loan Parties shall purchase title insurance for the Calder Mortgage in accordance with Section 6.21.

(m)                               The Borrower shall deliver surveys of the properties listed on Schedule 4.1(i)(m) not later than three (3) days prior to the Closing Date.  Such surveys shall be prepared by surveyors listed on such Schedule 4.1(i)(m).  Such surveys shall be reasonably satisfactory to the Agent and shall be certified to the Collateral Agent, each Lender and the Title Insurer.  Each survey shall evidence to the satisfaction of the Agent that all of the Real Property Collateral included in the applicable Mortgage is owned by the applicable Loan Party free and clear of defects of title, obstructions or hindrances, except for Permitted Liens, and be sufficient to allow the Title Insurer to issue loan policies without survey exceptions.

(n)                                 The insurance certificate described in Section 5.20 and 6.6(ii).

(o)                                 Existing Environmental audits and/or Phase I Environmental assessments performed on each parcel of Real Property Collateral listed on Schedule 4.1(i)(o), with the results of such environmental audits and/or assessments satisfactory to the Agent in its discretion.  In the event Phase II assessments, contamination assessment reports or remediation action plans have been prepared for any Real Property Collateral, such plans, assessments and reports, including recent updates and data submissions, shall be provided to Agent and must be satisfactory to Agent in its discretion.  Without limiting the foregoing, such assessments and/or audits shall be performed in accordance with ASTM 1527 E standards for environmental assessments and shall determine whether there are any Recognized Environmental Conditions (as defined in such standards) on the Real Property Collateral, provide the historical ownership and use of the Real Property Collateral, describe the current use of the Real Property Collateral, provide any information available in EPA records and state EPA records on previous investigations and litigation, describe any adjacent properties which have been or could be potential hazards, and locations of equipment containing PCBs and provide a conclusion and recommendation statement.  If any of the Real Property Collateral contains any Hazardous Materials (other than materials used by the Loan Parties from time to time in the ordinary course of business), that might be potentially Hazardous Materials if not handled, stored, and/or used in accordance with all relevant Environmental Laws, rules and/or regulations dealing with Hazardous Materials or potentially Hazardous Materials, but only to the extent it is actually handled, stored and used in connection with all such Laws, rules and/or regulations) or, in the Agent’s discretion the Real Property Collateral has been adversely affected by any Hazardous Materials or substances, the Lenders shall be excused from any obligation to provide the Credit Extensions.

(p)                                 Reports of searches of personal property of records from the appropriate reporting agencies listed on Schedule 4.1(i)(p).  The Agent may obtain such reports but the Borrower shall pay all costs associated with obtaining them.  The reports of searches of the personal property of records shall not disclose any security interest in the Loan Parties’ personal property prior to the Collateral Agent’s security interest therein other than Permitted Liens.

(q)                                 All material third-party consents required to effectuate the transactions under the Loan Documents, including without limitation those described on Schedule 4.1(i)(q).

(r)                                    Evidence satisfactory to the Agent that no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(s)                                  Evidence satisfactory to the Agent with respect to the proper perfection and priority of all of the Liens created in favor of the Collateral Agent securing all of the Secured Obligations including such consents, approvals and agreements as the Agent may require from the Louisville/Jefferson County Metro Government with respect to the Borrower’s property subject to the Master Plan Bond Transaction.

(t)                                    Evidence satisfactory to the Agent that prior to, or simultaneously with the closing of the transactions described herein, the Borrower has paid all of the outstanding loans, interest and other obligations under the Prior Credit Facility (except in the case of the Letters of Credit described in Section 2.3.1) and shall have delivered to the Agent a copy of a payoff letter, in a form satisfactory to the Agent, in its discretion, signed by PNC Bank, as agent under the Prior Credit Facility and evidencing the payoff and termination of such Prior Credit Facility, as well as termination of any Liens in connection therewith.

(u)                                 [Reserved]

(v)                                 Unqualified audited financial statements for the Borrower dated as of December 31, 2002.

(w)                               A certificate in the form of Exhibit P signed by the chief financial officer of the Borrower stating that at the initial Credit Extension no Material Adverse Effect has occurred since December 31, 2002 or is occurring, and all of the representations and warranties made by or on behalf of any of the Loan Parties relating to this Agreement and/or any of the other Loan Documents remain true, correct and complete.

(x)                                   Payment or reimbursement of expenses as and to the extent required under Section 9.6 and payment of fees under Section 10.13.

(y)                                 Such other documents as the Agent, any Lender or their counsel may have reasonably requested.

(ii)                                  The Agent and the Lenders shall have determined to their satisfaction:

(a)                                  There exists no Default or Unmatured Default.

(b)                                 No Material Adverse Effect shall have occurred since December 31, 2002.

(c)                                  The Loan Parties have complied with all applicable requirements of Regulation U.

(d)                                 All legal and regulatory matters (including those relating to taxes) are satisfactory.

(e)                                  No injunctions or temporary restraining orders against any Loan Party exist which would prohibit a Credit Extension.

(f)                                    No existing or potential environmental liability with respect to any Loan Party and/or any Collateral exists that would have a Material Adverse Effect.

4.2                                 Each Credit Extension.  The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)                                     There exists no Default or Unmatured Default.

(ii)                                  The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)                               All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties jointly and severally represent and warrant to the Agent and the Lenders that:

5.1                                 Existence and Standing.  Each of the Loan Parties and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its respective business in each jurisdiction in which its respective business is conducted and where the failure to do so would cause a Material Adverse Effect.

5.2                                 Authorization and Validity.  Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Loan Party is a party constitute legal, valid and binding obligations of the applicable Loan Party enforceable against the applicable Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3                                 No Conflict; Government Consent.  Neither the execution and delivery by a Loan Party of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated, nor compliance with the provisions thereof by it will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any such Loan Party or (ii) any such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any such Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or except for the Liens required by the terms of Loan Documents, result in, or require, the creation or imposition of any Lien in, of or on the Property of any such Loan Party pursuant to the terms of any such indenture, instrument or agreement.  Except for the recordation of any applicable Collateral Documents with any applicable governmental authority, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the parties to this Agreement and the other Loan Documents acknowledge that (i) the transfer, assignment, change of ownership or interest, foreclosure or realization on any of the Collateral or the stock of Churchill Downs Management Company or (ii) any transfer, assignment, or change of ownership or interest in any pari-mutuel permits or licenses must comply with applicable law, which may require prior approval by the Florida Division of Pari-Mutuel Wagering or comparable governmental authority in the applicable State.

5.4                                 Financial Statements.  The December 31, 2002 consolidated financial statements of the Loan Parties heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended.

5.5                                 Material Adverse Change.  Since December 31, 2002 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Loan Parties taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6                                 Taxes.  Each Loan Party has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by such Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  The United States income tax returns of each Loan Party and the other Loan Parties have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1998.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are adequate.

5.7                                 Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Loan Parties have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8                                 Subsidiaries.  Schedule 1 contains an accurate list of all Subsidiaries of the Loan Parties as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by each Loan Party.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9                                 ERISA.  Except for any Multiemployer Plan, none of the Loan Parties sponsors or contributes to a Plan that is covered by Title IV of ERISA or that is subject to the minimum funding standards under Section 412 of the Code.  Neither any Loan Party nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $10,000,000.00 in the aggregate.  No Loan Party has any knowledge that any Plan fails to comply in all material respects with all applicable requirements of law and regulation.  Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10                           Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of the other Loan Parties to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any misstatement of material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

5.11                           Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Loan Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12                           Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13                           Compliance With Laws.  The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14                           Ownership of Properties.  Except as set forth on Schedule 2, on the date of this Agreement, the Loan Parties will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Loan Parties. Subject to the terms of the Collateral Sharing Agreement and except for the Permitted Liens, liens granted to the Collateral Agent for the benefit of the Lenders pursuant to the Mortgages will constitute valid first priority Liens under applicable law.  Borrower will take all such action as will be necessary or advisable to establish such Lien of the Collateral Agent and its priority as described in the preceding sentence at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of the Mortgages no necessity for any further action in order to protect, preserve and continue such Lien and such priority except for (i) the filing of continuation statements to continue financing statements (filed as fixture filings) upon the expiration thereof and (ii) for the recordation of the Calder Mortgage and for the recording of the Mortgages (other than the Calder Mortgage) all of which recordation of such Mortgages (other than the Calder Mortgage) shall have occurred on the Closing Date (or within one Business Day following the Closing Date provided that the title insurance policy relating to such Mortgages (other than the Calder Mortgage) provides coverage as of the Closing Date based on pro forma policies delivered and accepted on or before the Closing Date).

5.15                           Plan Assets; Prohibited Transactions.  The Borrower (a) is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the source of the Loans does not in any case include the assets of any employee benefit plan, neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (b) the Borrower is an “operating company” as defined in 29 C.F.R 2510-101 (c) or “benefit plan investors” (as defined in 29 C.F.R. § 2510.3-101(f)) do not own 25% or more of the value of any class of equity interests in the Borrower.

5.16                           Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Loan Parties, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17                           Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18                           Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19                           Post-Retirement Benefits.  The present value of the expected cost of post-retirement medical and insurance benefits payable by the Loan Parties to their employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $10,000,000.00.

5.20                           Insurance.  The certificate signed by the President or chief financial officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and the other Loan Parties and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.21                           Solvency.  (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (b) the present fair saleable value of the Property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)                                  The Borrower does not intend to, or to permit any of the other Loan Parties to, and does not believe that it or any of the other Loan Parties will, incur debts beyond such Person’s ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Loan Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party.

5.22                           Intellectual Property. Schedule 5.22 sets forth a true and complete list, differentiated by each Loan Party, of all of the patents, trademarks, licenses not included in Schedule 5.25, copyrights and other intellectual property owned by any of the Loan Parties or which any of them has an interest.

5.23                           Properties. Schedule 5.23 sets forth a true and complete list, differentiated by each Loan Party, of the addresses of all Real Property.

5.24                           Operating Locations. Schedule 5.24 sets forth a true and complete list, differentiated by each Loan Party, of the street addresses of each of the Loan Parties’ operating locations.

5.25                           Certain Licenses. Schedule 5.25 sets forth a true and complete list, differentiated by each Loan Party of all licenses or other authorities under which any Loan Party is a licensee from any racing commission or authority or holder of other racing rights.

5.26                           Predecessor Entities of the Loan Parties.  Schedule 5.26 sets forth a list of any and all predecessors and/or prior names of any Loan Party within the past five (5) years, including any entity or entities which may no longer exist, whether by reason of merger, acquisition, consolidation, sale of its material assets, dissolution, bankruptcy, reorganization, which may have or had an interest in the Collateral or any part thereof, together with such predecessor’s (1) state of incorporation, (2) the jurisdictional location of all of such entities offices and locations and (3) all jurisdictional locations where any Collateral may have been kept.

ARTICLE VI

COVENANTS

From and after the date of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1                                 Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

(i)                                     Within ninety (90) days after the close of each of Borrower’s fiscal years, an unqualified (except for qualifications relating to changes in Agreement Accounting Principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by PriceWaterhouseCoopers or such other independent certified public accountants acceptable to the required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the other Loan Parties, including consolidated balance sheets as of the end of such period, related consolidated profit and loss and reconciliation of surplus statements, and a consolidated statement of cash flows, accompanied by any management letter prepared by said accountants, provided that satisfaction of the requirements of this Section 6.1(i) shall be deemed to have been met by delivery within the time frame specified above of (a) copies of the Borrower’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, and (b) the financial statements and reports otherwise required in this Section 6.1(i), consolidated as to the Borrower and the other Loan Parties, except that such financial statements and reports need not be audited and may be internally prepared.

(ii)                                  Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and the other Loan Parties, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, provided that satisfaction of the requirements of this Section 6.1(ii) shall be deemed to have been met by delivery within the time frame specified above of copies of (a) the Borrower’s Quarterly Report on Form 10-Q prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, and (b) the financial statements and reports otherwise required in this Section 6.1(ii), consolidated as to the Borrower and the other Loan Parties.

(iii)                               As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Borrower, a copy of the plan and budget (including, at a minimum, a projected consolidated balance sheet for the following fiscal year end and projected quarterly income statements) of the Borrower and the other Loan Parties for such fiscal year.

(iv)                              Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)                                 Within two hundred seventy (270) days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

(vi)                              If the Borrower has established a Plan, as soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vii)                           As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of the other Loan Parties is or may be liable to any Person as a result of the release by the Borrower, any of the other Loan Parties, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any Environmental Laws by the Borrower or any of the other Loan Parties, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(viii)                        Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all annual reports to shareholders (including without limitation annual reports to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), financial statements, reports and proxy statements so furnished.

(ix)                                Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any of the Loan Parties files with the Securities and Exchange Commission.

(x)                                   Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2                                 Use of Proceeds.  The Borrower and each other Loan Party will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to (a) refinance the Prior Credit Facility and (b) for general corporate purposes, including for working capital and Acquisition needs.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3                                 Notice of Default.  The Borrower and each other Loan Party will give prompt notice in writing to the Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4                                 Conduct of Business.  The Borrower and each other Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, carry on and conduct its respective business in substantially the same manner and in substantially the Current Fields of Enterprise and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its respective business is conducted in each case in which the failure to so maintain such authority would have a Material Adverse Effect.

6.5                                 Taxes.  The Borrower and each other Loan Party will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon such Loan Party or such Loan Party’s income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6                                 Insurance.

(i)                                     The Borrower and each other Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

(ii)                                  All insurance which the Loan Parties are required to maintain shall be satisfactory to the Agent in form, amount and insurer.  Such insurance shall provide that any loss thereunder shall be payable notwithstanding any action, inaction, breach of warranty or condition, breach of declarations, misrepresentation or negligence of any of the Loan Parties.  Each policy shall contain an agreement by the insurer that, notwithstanding lapse of a policy for any reason, or right of cancellation by the insurer or any cancellation by any Loan Party such policy shall continue in full force for the benefit of the Collateral Agent for at least thirty (30) days after written notice thereof to the Agent and the applicable Loan Party, and no alteration in any such policy shall be made except upon thirty (30) days written notice of such proposed alteration to the Agent and the applicable Loan Party and written approval by the Agent.  At or before the making of the first Credit Extension, each Loan Party shall provide the Agent with certificates evidencing its due compliance with the requirements of this Section.

6.7                                 Compliance with Laws.  The Borrower and each other Loan Party will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which such party may be subject including, without limitation, all Environmental Laws, provided that it shall not be deemed to be a violation of this Section 6.7 if any failure to comply with any law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect.

6.8                                 Maintenance of Properties.  The Borrower and each other Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, normal wear and tear excepted and taking into account the age and condition of such Property and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9                                 Inspection.  The Borrower and each other Loan Party will, and will cause each Subsidiary to, permit the Agent, the Collateral Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent, the Collateral Agent or any Lender may designate; provided, however, so long as no Default or Unmatured Default has occurred or is continuing, no such inspections, examinations, or discussions shall occur during the two week period preceding, or on the day of, the running of the [i] Kentucky Derby or [ii] Breeder’s Cup, if the Breeder’s Cup is to be held at Churchill Downs.

6.10                           Indebtedness.  The Borrower and the other Loan Parties will not, nor will they permit any Subsidiary (other than Excluded Subsidiaries) to, create, incur or suffer to exist any Indebtedness, except:

(i)                                     The Loans and the Reimbursement Obligations.

(ii)                                  Indebtedness existing on the date hereof and described in Schedule 2.

(iii)                               Indebtedness arising under Rate Management Transactions related to the Loans to the extent permitted under Section 6.22.

(iv)                              Indebtedness secured by any purchase money security interests not exceeding $5,000,000;

(v)                                 Capitalized Lease Obligations in an amount not exceeding $5,000,000;

(vi)                              Indebtedness to sellers in connection with Permitted Acquisitions in an aggregate amount not to exceed $10,000,000 provided that such Indebtedness is subordinated to the Indebtedness hereunder pursuant to subordination provisions acceptable to the Required Lenders in the Required Lenders’ reasonable discretion;

(vii)                           Indebtedness secured by any Lien permitted pursuant to Section 6.16;

(viii)                        Indebtedness of not greater than $100,000,000 in principal, plus accrued interest not yet due and payable, under the Term Notes;

(ix)                                Indebtedness of not greater than $153,000,000 under the Master Plan Bond Transaction;

(x)                                   Indebtedness permitted under Section 6.15, reduced by the amounts of Indebtedness actually outstanding at any time that is described in or subject to clauses (iv), (v) and/or (vi) of this Section 6.10.

6.11                           Merger.  Without the consent of the Required Lenders, the Borrower will not, nor will it permit any Subsidiary (other than the Excluded Subsidiaries) to, merge or consolidate with or into any other Person, except that a Loan Party may merge into the Borrower or a Wholly-Owned Subsidiary that is or becomes a Loan Party provided that at least ten (10) Business Days before the date of such consolidation or merger, the applicable parties shall have delivered to the Agent all of the new Mortgages, amendments to Mortgages, financing statements, amendments thereto and other amendments to the Loan Documents and the schedules thereto required to reflect such consolidation or merger and to perfect or confirm the Liens of the Collateral Agent for the benefit of the Lenders in the assets of the Loan Parties which are parties thereto.

6.12                           Sale of Assets.

(i)                                     The Borrower will not, nor will it permit any Subsidiary (other than the Excluded Subsidiaries) to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)                                  Sales of inventory in the ordinary course of business (subject to subsection (ii) below).

(b)                                 Leases, sales or other dispositions of its Property (including ownership interests in Guarantors described in Subsection 6.12(iii)(a) and/or (b)) that, together with all other Property of the Loan Parties previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section, in the aggregate, (1) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Twelve Month Substantial Portion of the Property of the Loan Parties, or (2) from and after the Closing Date does not constitute a Term Substantial Portion of the Property of the Loan Parties, in each case (subject to subsection (ii) below); provided that prior to and upon completion of such lease, sale or other disposition no Default or Unmatured Default would exist, including after giving effect to such sale, transfer or other disposition.

(c)                                  Without regard to, and in addition to the limits of Section 6.12(i)(b), the sale, transfer or other disposition of the assets of, or ownership interests in, Ellis Park Race Course and/or Racing Corporation of America, provided that prior to and upon completion of such sale, transfer or other disposition no Default or Unmatured Default would exist, including after giving effect to such sale, transfer or other disposition, and provided further that the full amount of the cash proceeds realized on such sale, transfer or other disposition are applied to reduce the Aggregate Outstanding Credit Exposure.

(ii)                                  The sales of assets permitted under (i) (a), and (b) above would be permitted only on the condition that for leases, sales or other dispositions that, in any single transaction or related series of transactions, generate $1,000,000 or more of lease, sale or disposition proceeds, immediately upon completion of the sale the full amount of the proceeds realized on the lease, sale or other disposition are applied to reduce the Aggregate Outstanding Credit Exposure.

(iii)                               (a)                                  Upon the sale of Property permitted under and in accordance with Subsection 6.12(i)(c) above, the Agent is hereby authorized by the Lenders to instruct the Collateral Agent to cause Racing Corporation of America and Ellis Park Race Course, Inc. to be released from their obligations under the Guaranty without the need for any further authorization from the Lenders, to the extent the Agent may do so under, and subject to the terms of, the Collateral Sharing Agreement.

(b)                                 Upon consummation of the sale or other disposition of Property that (1) consists of (A) all of the interests of all Loan Parties in a Guarantor, including, without limitation, all of the capital stock, LLC or partnership (as applicable) and other equity interests in that Guarantor, or (B) all of the Property of a Guarantor, and (2) is permitted under and consummated in accordance with Subsections 6.12(i)(b) and (ii) above, the Agent is hereby authorized by the Lenders instruct the Collateral Agent to cause that particular Guarantor to be released from its obligations under the Guaranty without the need for any further authorization from the Lenders, to the extent the Agent may do so under, and subject to the terms of, the Collateral Sharing Agreement, provided that no Default or Unmatured Default shall exist and be continuing or result from that sale or other disposition of that Property and/or the release of that Guarantor from its obligations under the Guaranty, and provided further that Guarantor is simultaneously released from any and all guaranty and/or other obligations with respect to the Term Notes and/or the Note Purchase Agreement.

Notwithstanding the foregoing provisions of this Section 6.12, nothing contained in this Section 6.12 or this Agreement shall prevent the Borrower nor any other Loan Party or any Subsidiary from conducting its revenue producing activities in the ordinary course of its respective business, including, but not limited to, the (a) leasing or licensing of parking facilities, banquet facilities, boxes, suites or other facilities to the patrons of the Borrower, each Loan Party and each Subsidiary (collectively, the “Patrons”), (b) granting of personal suite licenses to Patrons, (c) granting of licenses to Patrons to use space in the “marquee village” and other similar facilities, and (d) the license or use for a fee of simulcast signals, trademarks, copyrights, and other similar assets, and (e) prepaying and/or forgiving any amounts owed under or canceling the bond or the Lease issued or entered into in connection with the Master Plan Bond Transaction.

6.13                           Investments and Acquisitions.  The Borrower will not, nor will it permit any other Loan Party to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)                                     Cash Equivalent Investments.

(ii)                                  Any Investment (a) in existence on the date hereof (including without limitation existing Investments in Subsidiaries) and described in Schedule 1, (b) in any Subsidiary that is a Loan Party if such Investment is not an Acquisition, and (c) so long as no Default or Unmatured Default has occurred and is continuing, in an Excluded Entity that is not an Acquisition if, but only if, the aggregate amount of all Investments in all Excluded Entities under this clause (ii)(c) after the date of this Agreement, when aggregated with all of the Acquisitions and/or Investments under clauses (iii)(d)(4), (iii)(e) and (iii)(f) of this Section 6.13 made after the date of this Agreement (including such proposed Investment), shall not exceed 20% of Consolidated Net Worth at the time of the proposed Investment in such Excluded Entity.  The Loan Parties shall demonstrate, including in appropriate circumstances determined by and acceptable to the Agent, through representations by the Loan Parties, that they shall be in compliance with all provisions of this Agreement after giving effect to any Investment permitted by this clause 6.13 (ii)(c) by delivering, at least five (5) Business Days prior to making or closing such Investment a certificate in the form of Exhibit O (each an “Investment Compliance Certificate”) evidencing such compliance.

(iii)                               The Borrower or any Loan Party may effect an Acquisition through a merger, consolidation or by purchase, lease or otherwise of the capital stock or ownership interest of another Person, or of Property of another Person (each a “Permitted Acquisition”), to the extent, but only to the extent, such Loan Party shall have complied with all of the applicable following provisions:

(a)                                  In the case of a Permitted Acquisition by the Borrower, the Borrower shall be the surviving entity in any merger or consolidation.

(b)                                 At least thirty (30) Business Days before the date of the proposed Acquisition, the Borrower shall have delivered to the Agent a notice of acquisition substantially in the form of Exhibit F attached hereto (a “Notice of Acquisition”) describing in detail the proposed Acquisition.

(c)                                  (1) Such Person is either (A) an existing Guarantor or (B) has executed a Guarantor Joinder to join this Agreement as a Guarantor pursuant to Section 9.14, or shall have done so on or before the date of such Permitted Acquisition, or, (2) in the alternative, upon request provided in the Notice of Acquisition of the Loan Party acquiring such Person, on or before the date of closing of such Permitted Acquisition, the Required Lenders shall have consented, in their discretion, in writing, to permit such acquired Person to be an Excluded Entity.

(d)                                 If the Person to be acquired is not to be an Excluded Entity, then clauses (1), (2), (3) and (4) of this subsection apply:

(1)                                  The Loan Party which acquires such ownership interest in such Person shall pledge such ownership interests to the Collateral Agent pursuant to the Pledge and Security Agreement and Section 9.14 on or before the date of the closing of such Permitted Acquisition, except as provided in clauses (iii)(d)(3) or (iii)(e) below; and such Person shall, on or before the date of the closing of such Permitted Acquisition execute and deliver a Guarantor Joinder and otherwise comply with the requirements of Section 9.14;

(2)                                  No Default or Unmatured Default shall exist prior to and/or after giving effect to such Permitted Acquisition;

(3)                                  If such Person is engaged in a Current Field of Enterprise and applicable laws relating to horse racing or gaming prohibit the pledge of the ownership interests of such Person or the grant of Liens in one or more assets of such Person (such stock and assets, collectively, the “Restricted Assets”), such Person and its owners shall not be obliged to grant Liens in the Restricted Assets, provided that the Loan Parties shall use their best efforts with respect to the matters within their respective control to obtain, within ninety (90) days after the date of such Permitted Acquisition (A) the consent of the applicable regulatory authority to the pledge or grant of first and prior Liens in the Restricted Assets of such Person to the Collateral Agent, or (B) the acknowledgement by such regulatory authority that such a pledge or grant of security interests does not require such consent; and the applicable Loan Parties shall within ten (10) days after receiving any such acknowledgement or consent take all steps necessary or appropriate to pledge and grant first and prior Liens, other than Permitted Liens, in favor of the Collateral Agent in, as applicable, the Restricted Assets pursuant to the Pledge and Security Agreement and any other applicable Collateral Documents, other Loan Documents, and/or other documents in the form of the Collateral Documents except for the name of the applicable Loan Party and the description of the Property; and

(4)                                  If such Person is not engaged in a Current Field of Enterprise, the aggregate consideration paid for the Acquisition of and Investment in that Person, together with all other Acquisitions under this clause (iii)(d)(4) previous to the Acquisition in question, when aggregated with all of the Investments under clause(ii)(c) and Acquisitions under clauses (iii)(e) and (iii)(f) of this Section 6.13, shall not exceed 20% of Consolidated Net Worth at the time of the proposed Acquisition of such Person.

(e)                                  If the acquired Person is to be an Excluded Entity, then clauses (1), (2), (3) and (4) of this subsection apply:

(1)                                  The board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties shall also have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(2)                                  No Default or Unmatured Default shall exist prior to and/or after giving effect to such Permitted Acquisition;

(3)                                  The Loan Parties shall have delivered to the Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition and shall deliver to the Agent for its review such other information about such Person or its Property as the Agent may reasonably require; and

(4)                                  The aggregate consideration paid for the Acquisition of and Investment in all Persons pursuant to this clause (iii)(e) of this Section 6.13, when aggregated with all other consideration paid for the Acquisition of and Investments in any Person under this clause (iii)(e) and when aggregated with all Investments under clause (ii)(c) and all Acquisitions under clauses (iii)(d)(4) and (iii)(f) of this Section, shall not exceed 20% of Consolidated Net Worth at the time of the Proposed Acquisition of such Person.

(f)                                    If the Permitted Acquisition is through purchase, lease or other acquisition of Property of a Person by a Loan Party, then clauses (1), (2) and (3) of this subsection apply:

(1)                                  No Default or Unmatured Default shall exist prior to and/or after giving effect to such Permitted Acquisition.

(2)                                  That Loan Party shall pledge such Property pursuant to the Pledge and Security Agreement and/or Mortgage(s), as appropriate, and Section 6.29, unless such Loan Party is engaged in a Current Field of Enterprise and applicable laws relating to horse racing or gaming cause the Property, or some part of it, being acquired to be Restricted Assets, in which case such Loan Party shall not be obliged to grant Liens in the Restricted Assets, provided that the Loan Parties shall use their best efforts with respect to the matters within their respective control to obtain, within ninety (90) after the date of such Permitted Acquisition (A) the consent of the applicable regulatory authority to the pledge or grant of first and prior Liens, other than Permitted Liens, in the Restricted Assets of such Loan Party to the Collateral Agent, or (B) the acknowledgement by such regulatory authority that such a pledge or grant of security interests does not require such consent, and that Loan Party shall within ten (10) days after receiving any such acknowledgement or consent take all steps necessary or appropriate to pledge and grant first and prior Liens, other than Permitted Liens, in favor of the Collateral Agent in, as applicable, the Restricted Assets pursuant to the Pledge and Security Agreement and any other applicable Collateral Documents, other Loan Documents, and/or documents consistent with the Collateral Documents.

(3)                                  If that Loan Party is not engaged in a Current Field of Enterprise both before and after the Permitted Acquisition, the aggregate consideration paid for the Acquisition of Property of such Person by such Loan Party pursuant to this clause (iii)(f) of this Section 6.13, when aggregated with all other consideration paid for the Investment in any Person under clause (ii)(c) and when further aggregated with all other Acquisitions and Investments under clauses (iii)(d)(4) and (iii)(e) of this Section, shall not exceed 20% of Consolidated Net Worth at the time of the proposed Acquisition of such Property.

(g)                                 The Loan Parties shall demonstrate, including, in appropriate circumstances determined by and acceptable to the Agent, through representations by the Loan Parties, that they shall be in compliance with (i) the covenants contained in Sections 6.10, 6.11, 6.12, 6.13, 6.14, 6.15,  6.16, 6.17, 6.18, 6.19, 6.23, 6.24, 6.25, 6.26, 6.30, 6.32, 6.33 and 6.34 (including in such computation Indebtedness, Contingent Obligations, Sale and Leaseback Transactions and all other liabilities and/or obligations assumed or incurred by a Loan Party or such Person in connection with such Permitted Acquisition), and (ii) all other provisions of this Agreement after giving effect to any Permitted Acquisition, by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit M (each an “Acquisition Compliance Certificate”) evidencing such compliance.

6.14                           Subsidiaries.  Each Loan Party shall not, and shall not permit any of its Subsidiaries to, own or create, directly or indirectly, any Subsidiaries other than (a) any Subsidiary on the Closing Date, and (b) any Subsidiary formed or acquired after the Closing under this Agreement pursuant to a Permitted Acquisition.  Unless the Subsidiary so acquired is an Excluded Entity with respect to which the Loan Parties have complied with Section 6.13, such newly formed or acquired Subsidiary and the applicable Loan Party, as applicable, shall grant and cause to be perfected first and prior Liens (other than Permitted Liens) in favor of the Collateral Agent in the assets held by, and stock of or other ownership interest in, such Subsidiary, subject to Section 6.13(iii)(d)(3).  Except as otherwise permitted under Section 6.13 of this Agreement, each of the Loan Parties shall not become or agree to become (1) a general or limited partner in any general or limited partnership, except that Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interest in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

6.15                           Certain Transactions. Except for the Sale and Leaseback Transaction that is a part of the Master Plan Bond Transaction, the Borrower and the other Loan Parties collectively, in the aggregate, may not incur Indebtedness under Sections 6.10(x) or Off Balance Sheet Liabilities under Section 6.23 (ii), which, at any one time, aggregate for the Borrower and all of the other Loan Parties, collectively, in an amount more than $40,000,000.00.

6.16                           Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except (collectively, “Permitted Liens”):

(i)                                     Liens for taxes, assessments or governmental charges or levies on such Loan Party’s Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on such Loan Party’s books.

(ii)                                  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on such Loan Party’s books.

(iii)                               Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)                              Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)                                 Liens existing on the date hereof and described in Schedule 2 and any Lien filed or which arises, at any time solely against Property of any Excluded Subsidiary.

(vi)                              Liens in favor of the Collateral Agent, for the benefit of the Lenders and subject to the terms of the Collateral Sharing Agreement, granted pursuant to any Collateral Document.

(vii)                           Liens, security interests and mortgages for the benefit of any individual Lender which provides a Rate Management Transaction permitted under Section 6.22 (each a “Permitted Secured Lender Rate Management Transaction”) between one or more of the Loan Parties and such Lender, provided that any such Liens shall be pari passu with the Liens securing the other Secured Obligations hereunder and be subject to the collateral sharing provisions contained in the Collateral Sharing Agreement.  The parties to a “Permitted Secured Rate Management Transaction” shall state in the documentation governing such agreement that such agreement is intended to be a “Permitted Secured Rate Management Transaction” hereunder, and upon doing so such agreement shall be treated as a “Permitted Secured Rate Management Transaction” for all purposes hereunder and under each of the other Loan Documents and such agreement shall be entitled to share in the Collateral as more fully provided for herein and therein.

(viii)                        Liens created in connection with assets leased under Capitalized Leases described in and permitted under Section 6.10(v).

(ix)                                Purchase money security interests described in and permitted under Section 6.10(iv).

(x)                                   So long as, (A)  the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted and so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered, such judgment is discharged within thirty (30) days of entry, and in either case they do not in the aggregate, materially impair the ability of the Borrower to perform its Obligations hereunder and under the other Loan Documents, then the following:

(a)                                  Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by Agreement Accounting Principles and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien provided that, notwithstanding any such reserves, the Loan Parties shall pay any Liens related to recording or related taxes

(including documentary stamp taxes or intangible taxes), immediately upon the existence of any Default or immediately upon the request of the Agent if the Collateral Agent has recorded or is recording a Mortgage with respect to such realty;

(b)                                 Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(c)                                  Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(d)                                 Claims or Liens resulting from judgments or orders which, in the aggregate, do not exceed $5,000,000.00.

(xi)                                Liens permitted under the title policies referred to in Section 4.1(i) hereof.

6.17                           Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, funds for Capital Expenditures under the Borrower’s Master Plan for Capital Expenditures in an amount exceeding $125,000,000.00 for the Borrower and its Subsidiaries in the aggregate.

6.18                           Rentals.  The Borrower will not, nor will it permit any Loan Party to, create, incur or suffer to exist obligations for Consolidated Rentals in excess of $10,000,000.00 in any one fiscal year for the Borrower and its Subsidiaries in the aggregate.

6.19                           Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.20                           No Prepayment of Material Indebtedness. The Loan Parties shall not, nor will any of them permit any Subsidiary to, prepay, anticipate, defease, purchase, redeem or acquire any Material Indebtedness (other than Obligations hereunder), either in whole or in part, directly or indirectly, prior to the scheduled maturity thereof, except for payment of regularly scheduled installments of principal and/or interest thereon as and when those installments come due in the regular course, and not by acceleration thereof, provided that nothing in this Section 6.20 shall prohibit an Excluded Subsidiary to prepay any Indebtedness with respect to which it, but not any Loan Party, is obligated.

6.21                           Recordation of Calder Mortgage.  The Agent may, and at the direction of the Required Lenders shall, direct the Collateral Agent to record the Calder Mortgage; and appropriate UCC fixture filings.  The other financing statements for filing in Florida (the “Calder Financing Statements”) will be filed concurrently with the Closing. The Loan Parties shall take all such steps as the Agent, the Collateral Agent or the Required Lenders request and shall otherwise cooperate in connection with the recordation of the Calder Mortgage, and related documents pursuant to the preceding sentence, including (i) obtaining title insurance for the benefit of the Collateral Agent and the Lenders in an amount not less than the appraised value of the property covered by such Calder Mortgage  (which the Loan Parties shall be required to pay for) and (ii) if a Default exists at the time of such recordation or if a Default should occur following such recordation, the Loan Parties shall pay (or reimburse the Agent for) all documentary stamp taxes, intangible asset taxes or other fees and expenses associated with such recordation.  The Calder Mortgage shall be treated as a “Recorded Mortgage” for purposes of this Agreement including the warranty in Section 5.14 relating to the Recorded Mortgages.

6.22                           Financial Contracts.  The Borrower has entered into the transactions of the type described in the definition of “Rate Management Transactions” described on Schedule 6.22, and may enter into one or more transactions of the type described in the definition of “Rate Management Transactions” with one or more of the Lenders after the date of this Agreement, but the Borrower shall not, nor will it permit any Subsidiary to enter into or remain liable under any Financial Contract that is speculative in nature.

6.23                           Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction except the Sale and Leaseback Transaction that is a part of the Master Plan Bond Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (a) Rate Management Obligations permitted to be incurred under the terms of Section 6.22 and (b) as provided in Section 6.15.

6.24                           Financial Covenants.

6.24.1                  Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges, all calculated for the Loan Parties on a consolidated basis, to be less than 1.35 to 1.0.

6.24.2                  Leverage Ratio.  The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness, as adjusted by the Seasonal Borrowing Needs Adjustment in appropriate fiscal quarters, to (ii) Consolidated Adjusted EBITDA for the then most-recently ended four fiscal quarters to be greater than:

Leverage Ratio	Period

3.5 to 1.0	Closing Date through June 29, 2005
3.0 to 1.0	June 30, 2005 through June 29, 2006
2.5 to 1.0	June 30, 2006 and thereafter

6.24.3                  Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than (a) $195,000,000 as of the Closing Date, and (b) beginning with Borrower’s fiscal year ending December 31, 2003, the sum of (i) $195,000,000 plus (ii) 50% of Consolidated Net Income earned in each fiscal year (without deduction for losses), plus (iii) 100% of the proceeds from any public and/or private offering and/or sale of any common and/or preferred stock and/or other equity security, and/or any note, debenture, or other security convertible, in whole or in part, to common and/or preferred stock and/or other equity security, net of reasonable expenses, commissions and fees associates with such sale, from and after the date of this Agreement.

6.25                           Loan Parties shall enter into Collateral Documents.  The Borrower and each of the other Loan Parties shall grant to the Collateral Agent, for the benefit of the Lenders, subject to the terms of the Collateral Sharing Agreement, a first priority perfected security interest in all of the Property of the Borrower and each of the Loan Parties, provided that (i) recordation of the Calder Mortgage and UCC fixture filings for filing in Florida may be delayed pursuant to and in accordance with Section 6.21, and (ii) Racing Corporation of America and Ellis Park Race Course, Inc. shall not be required to execute or deliver any Collateral Document other than the Guaranty.  To that end, each of the Loan Parties shall duly authorize, execute and promptly deliver the Guaranty to the Agent and deliver to the Collateral Agent the Mortgages, the Pledge and Security Agreement, the Assignments of Patents, Trademarks and Copyrights, the Collateral Sharing Agreement, the Intercompany Subordination Agreement and any and all other Collateral Documents, including without limitation all documents or instruments necessary or appropriate to create and/or perfect or otherwise protect the Liens in the Collateral in favor of the Collateral Agent for the benefit of the Lenders, subject to the terms of the Collateral Sharing Agreement.

6.26                           Maintenance of Patents, Trademarks, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries  (except for the Excluded Subsidiaries) to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Effect.

6.27                           Plans and Benefit Arrangements.  The Borrower shall, and shall cause each other member of the Controlled Group to, comply with ERISA, the Code and other applicable Laws applicable to Plans, or Benefit

Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall make, and cause each member of the Controlled Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

6.28                           Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 6.28 if any failure to comply with any of the foregoing would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect.

6.29                           Further Assurances.  Each Loan Party shall, from time to time, at its expense, (i) take such steps as may be necessary and/or appropriate to faithfully preserve and protect the Lien in favor of the Collateral Agent, for the benefit of the Lenders pursuant to and subject to the terms of the Collateral Sharing Agreement, on and security interest in the Collateral more fully described in the Collateral Documents as a continuing first priority perfected Lien, subject only to Permitted Liens, (ii) shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, and (iii) as Property is acquired and as required by the other provisions of this Agreement, enter into additional documents from time to time in the form of the Collateral Documents (except as to the applicable Loan Party and the Property subject thereto) and take such other steps to grant and perfect first priority Liens on those assets to the Collateral Agent, for the benefit of the Lenders pursuant to and subject to the Collateral Sharing Agreement.

6.30                           Subordination of Intercompany Loans.  Each Loan Party shall cause any intercompany Indebtedness, and loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

6.31                           Plans and Benefit Arrangements.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i)                                     engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(ii)                                  fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(iii)                               withdraw (completely or partially) from any Multiemployer Plan where any such withdrawal is likely to result in a material liability under Section 4063 of ERISA of the Borrower or any member of the Controlled Group that would constitute a Material Adverse Effect;

(iv)                              terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the Controlled Group that would constitute a Material Adverse Effect;

(v)                                 make any amendment to any Plan with respect to which security is required under Section 307 of ERISA;

(vi)                              fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Code, where such failure is likely to result in a Material Adverse Effect; or

(vii)                           create or enter into any Plan subject to the minimum funding requirements of ERISA, without the prior written consent of the Required Lenders.

6.32                           Issuance of Stock. Except as may be permitted in Section 6.13, each of the Loan Parties other than the Borrower shall not issue any additional shares of such Loan Party’s capital stock or any options, warrants or other rights in respect thereof to any Person not a Loan Party, provided that the Borrower shall deliver stock powers and the original certificates evidencing such new shares in such Loan Party and shall take any other steps necessary to grant security interests in such shares in favor of the Collateral Agent prior to issuing such shares.

6.33                           Changes in Organizational Documents.  Except as provided in the next sentence, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, articles or certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Agent and, in the event such change would be materially adverse to the Lenders as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.  The Borrower may amend its articles of incorporation to do any or all of the following:  (1) in connection with a public offering of shares of its capital stock to provide for an increase in the number of authorized shares of such stock or (2) in connection with such a public offering to increase the total number of shares issuable as Series 1998 Preferred Stock to reflect the increase in the number of shares of the Borrower’s common stock outstanding, and (3) delete any provisions related to cumulative voting by shareholders in the election or removal of directors.

6.34                           Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary (except for the Excluded Subsidiaries) to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) for the Guaranty; and (iv) guaranties of the obligations of Loan Parties not to exceed $10,000,000 at any one time in the aggregate for all such guaranties.

6.35                           Other Agreements.  The Loan Parties will not enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under any instrument or document delivered or to be delivered by them hereunder or in connection herewith.  In addition, the Loan Parties covenant that they shall not, and shall not cause or permit any Subsidiary to, deliver any guaranty or any other collateral, in each case, securing or with respect to obligations of the Borrower or any other Subsidiary in respect of the Note Purchase Agreement unless any such guaranty or additional collateral is in favor of the Collateral Agent under the Collateral Sharing Agreement.

6.36                           Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries (other than the Excluded Subsidiaries) to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) as otherwise may be expressly be permitted in Sections 6.11, 6.12. 6.13 and/or 6.14, (ii) upon a sale of Ellis Park Race Course, Inc., Racing Corporation of America, or their respective assets as contemplated in Section 6.12(i)(c), Racing Corporation of America and/or Ellis Park Race Course, Inc. would no longer be subject to the requirements and/or limitations of this Section 6.36, and (iii) where such failure to do so shall not have a Material Adverse Effect.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1                                 Any representation or warranty made or deemed made by or on behalf of the Loan Parties to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2                                 Nonpayment of principal of any Loan when due, or nonpayment of any Reimbursement Obligation in or of any interest upon any Loan or Reimbursement Obligation within one Business Day after the same becomes due, or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3                                 The breach by the Borrower and/or any Loan Party of any of the terms or provisions of Sections 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31, 6.32, 6.33, 6.34, 6.35 and/or 6.36.

7.4                                 The breach by the Borrower and/or any Loan Party (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement and/or any other Loan Document which is not remedied within five days after written notice from the Agent or any Lender.

7.5                                 Failure of the Borrower or any of the other Loan Parties to pay when due any Material Indebtedness; or the default by the Borrower or any of the other Loan Parties in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of the other Loan Parties shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6                                 The Borrower or any of the other Loan Parties shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Term Substantial Portion or Twelve Month Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7                                 Without the application, approval or consent of the Borrower or any of the other Loan Parties, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of the other Loan Parties or any Term Substantial Portion or Twelve Month Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of the other Loan Parties and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8                                 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any of the Loan Parties which, when taken together with all other Property of the Loan Parties so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Term Substantial Portion or Twelve Month Substantial Portion.

7.9                                 The Borrower or any of the other Loan Parties shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000.00 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10                           Nonpayment by the Borrower or any Loan Party of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.11                           Any Change in Control shall occur.

7.12                           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000.00 or requires payments exceeding $10,000,000.00 per annum.

7.13                           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000.00.

7.14                           The Borrower or any of the other Loan Parties shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of the other Loan Parties or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.15                           The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16                           Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.17                           Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

7.18                           The representations and warranties set forth in Section 5.15 (Plan Assets; Prohibited Transactions) shall at any time not be true and correct.

7.19                           The Borrower or any Loan Party shall fail to pay when due any Operating Lease Obligation, obligation with respect to a Letter of Credit, obligation under a Sale and Leaseback Transaction or Contingent Obligation which in any of those cases involves a Material Indebtedness.

7.20                           The occurrence of any “Default” or “Event of Default, “ as defined in the Note Purchase Agreement, or the breach of any of the terms or provisions of the Note Purchase Agreement beyond any period of grace therein provided.

7.21                           The occurrence of any default under or breach of any of the terms or provisions of the applicable documents in the Master Plan Bond Transaction, which default or breach continues beyond any period of grace therein provided.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1                                 Acceleration; Facility LC Collateral Account.

(i)                                     If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Collateral Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Collateral Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) an amount equal to the lesser of (1) $30,000,000.00, or (2) the quotient of (A) the amount of LC Obligations at such time divided by (B) the aggregate of the Pro Rata Obligation Shares of all of the Lenders under the Collateral Sharing Agreement at the time of the determination, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Collateral Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii)                                  If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Collateral Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)                               The Collateral Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer pursuant to and in accordance with the Collateral Sharing Agreement.

(iv)                              At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be distributed in accordance with Section 9 of the Collateral Sharing Agreement.

(v)                                 If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(vi)                              The Collateral Agent shall have the right to exercise the remedies and other rights with respect to the Collateral provided in and subject to the Collateral Documents.

8.2                                 Amendments.  Subject to the provisions of this Section 8.2 and the Collateral Sharing Agreement, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)                                     Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligation related thereto.

(ii)                                  Reduce the percentage specified in the definition of Required Lenders.

(iii)                               Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.4, or increase the amount of the Aggregate Commitment, except as provided in Section 2.22, or of the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

(iv)                              Amend this Section 8.2.

(v)                                 Release any Guarantor except as provided in Section 6.12(iii) or, except as provided in the Collateral Sharing Agreement and/or the other Collateral Documents, agree to subordinate the Lenders’ Liens with respect to all or substantially all of the Collateral.

(vi)                              Release substantially all of the Collateral, provided that the Lenders acknowledge that the Agent may alone instruct the Collateral Agent to release any Collateral as and to the extent provided in Section 10.16, and to the extent the Agent may do so under, and subject to the terms of, the Collateral Sharing Agreement.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  The Agent may (i) waive payment of the fee required under Section 12.3.3 and (ii) implement any flex pricing provisions contained in the fee letter described in Section 10.13 or any commitment letter delivered in connection with the transaction which is the subject of this Agreement without obtaining the consent of any other party to this Agreement so long as, in the case of any implementation of any flex-pricing provisions, the Agent’s actions would not require consent of all of the Lenders pursuant to the foregoing provisions of this Section.

8.3                                 Preservation of Rights.  No delay or omission of the Lenders, the LC Issurer, the Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer, the Lenders and the Collateral Agent until the Secured Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2                                 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3                                 Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4                                 Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 and any flex pricing provisions contained in any commitment letter entered into in connection with the transactions that are the subject of this Agreement, all of which survives and remains in full force and effect during the term of this Agreement.

9.5                                 Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6                                 Expenses; Indemnification.

(i)                                     The Borrower shall reimburse the Agent and Banc One Capital Markets, Inc. for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, Banc One Capital Markets, Inc., the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, Banc One Capital Markets, Inc., the LC Issuer and the Lenders, which attorneys may be employees of the Agent, Banc One Capital Markets, Inc., or the Lenders) paid or incurred by the Agent, Banc One Capital Markets, Inc., the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal, if any, of any parcel of real property or interest in real property described in any relevant Collateral Documents which appraisal, if any, shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time the Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) and/or the Collateral Agent may prepare and distribute Reports to the Agent (but the Collateral Agent shall have no obligation or duty to prepare or distribute such Reports, nor shall the Agent have any obligation or duty to distribute such Reports to the Lenders as it may receive from the Collateral Agent) pertaining to the Borrower’s Property for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement.

(ii)                                  The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.

(iii)                               The Agent and the Lenders shall not be liable for, and the Loan Parties agree that they shall immediately pay to the Agent and the Lenders when incurred and shall indemnify, defend and hold the Lenders harmless from and against, all loss, cost, liability, damage and expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that the Agent or the Lenders may suffer or incur as mortgagees as a result of, or in connection in any way with any applicable Environmental Laws (including the assertion that any lien existing pursuant to the Environmental Laws takes priority over the lien or security interests of the Collateral Agent or Lenders), or any environmental assessment or study from time to time reasonably undertaken or requested by the Agent or any Lenders or breach of any covenant or undertaking by the

Loan Parties.  The obligations of the Loan Parties under this Section 9.6 shall survive the termination of this Agreement.

9.7                                 Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8                                 Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and the other Loan Parties.

9.9                                 Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10                           Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11                           Confidentiality.  Each Lender agrees to, and to cause its Affiliates to, hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law or regulation, (v) to any Person in connection with any legal proceeding to which such Lender is a party, to the extent required by law or legal process, provided that such Lender shall have used its best reasonable efforts to provide notice to the Borrower of the legal process requesting disclosure of such confidential information prior to disclosure, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that such Lender is a party to a Rate Management Transaction with the Borrower, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

9.12                           Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13                           Disclosure.  The Borrower and each Lender hereby acknowledge and agree that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14                           Joinder of Guarantors.  If a Subsidiary is required to join this Agreement as a Guarantor pursuant to Section 6.14 (regarding Subsidiaries) and/or 6.13 (regarding Permitted Acquisitions) then (a) such Subsidiary shall execute and deliver to the Agent (1) a Guarantor Joinder in substantially the form attached hereto as Exhibit N (a “Guarantor Joinder”) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (2) documents in the forms described in Section 4.1 modified as appropriate to relate to such Subsidiary, including opinions of counsel with respect to each Subsidiary; (3) documents necessary to grant and perfect first and prior Liens (other than Permitted Liens) in favor of the Collateral Agent in all property and assets held by such Subsidiary and in the ownership interests in such Subsidiary, and (b) to the extent required under this Agreement, the Loan Party which holds the ownership interest in such Subsidiary shall take such steps as are necessary to pledge such interests pursuant to the Pledge and Security Agreement and grant to the Collateral Agent first and prior Liens (other than Permitted Liens) therein, except to the extent such grant of security interests is excused or delayed under Section 6.13(iii)(d)(3) of this Agreement.  In the case of any Subsidiary formed after the date of this Agreement, the Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five (5) business days after the date of the filing of such Subsidiary’s Articles of Incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership, or the date of its organization if it is an entity other than a limited partnership or corporation, or the closing date of the acquisition agreement in the case of a Permitted Acquisition.

9.15                           Business Days. Except as provided in the definition of “Interest Period” in Article I above, if any provision of this Agreement or any of the other Loan Documents requires that the Borrower perform any act (other than to make a payment) on a day that is not a Business Day, then the action shall be deemed to be due on the first day thereafter that is a Business Day; and in the case of a payment, shall be due on the last Business Day prior to the date that is not a Business Day but upon which the payment is due.

9.16                           No Course of Dealing. No course of dealing between the Borrower and the Lenders, the Agent or the Collateral Agent shall operate as a waiver of any of the rights of the Lenders, the Agent and the Collateral Agent under any of the Loan Documents.

9.17                           Waivers by the Borrower. The Borrower hereby waives, to the extent permitted by applicable law, (a) all presentments, demands for performances, notices of nonperformance (except to the extent specifically required by this Agreement or any other of the Loan Documents), protests, notices of protest and notices of dishonor in connection with this Agreement or any Notes, (b) any requirement of diligence or promptness on the part of any Lender in enforcement of rights under the provisions of any of the Loan Documents, and (c) any requirement of marshaling assets or proceeding against Persons or assets in any particular order.

9.18                           Incorporation by Reference. All schedules, annexes or other attachments to this Agreement are incorporated into this Agreement as if set out in full at the first place in this Agreement that reference is made thereto.

ARTICLE X

THE AGENT

10.1                           Appointment; Nature of Relationship.  Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2                           Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto, subject to the terms of the Collateral Sharing Agreement.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3                           General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4                           No Responsibility for Loans, Recitals, etc Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor of any of the Obligations or of any of the Borrower’s or any such Guarantor’s respective Subsidiaries.  The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent, or as Collateral Agent, or in its individual capacity).

10.5                           Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6                           Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7                           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8                           Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9                           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10                     Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Agent, in its individual capacity, is not obligated to be remain a Lender.

10.11                     Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12                     Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.  Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13                     Agent and Arranger Fees.  The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated February 7, 2003, or as otherwise agreed from time to time.

10.14                     Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15                     Execution of Collateral Documents.  The Lenders hereby empower and authorize the Agent to cause the Collateral Agent, to the extent the Agent may do so under, and subject to the terms of, the Collateral Sharing Agreement, to execute and deliver to the Borrower on their behalf the Security Agreement(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Agreement(s).

10.16                     Collateral Releases.  The Lenders acknowledge that the Collateral Agent is authorized, pursuant and subject to the terms of, the Collateral Sharing Agreement (including, without limitation, any required consent or authorization, in certain circumstances, of the “Requisite Creditors” as defined in the Collateral Sharing Agreement), to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms of this Agreement (including, for example, lease, sale or other disposition of Property permitted in Section 6.12) or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders, or, if required by the Collateral Sharing Agreement, the Requisite Creditors) in writing (or as otherwise provided in the Collateral Sharing Agreement), without further authorization or consent from the Lenders; and without limiting any other consents or authorizations provided by the Lenders, the Lenders hereby consent to the Collateral Agent having and exercising that authority.

10.17                     Co-Agents, Documentation Agent, Syndication Agent, etc.  Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

10.18                     Collateral Sharing Agreement.  The Lenders acknowledge that Bank One is entering into the Collateral Sharing Agreement as the Collateral Agent to act as the contractual representative of the Lenders and the Term Note Purchasers as provided in, and with the rights and duties expressly set forth in, the Collateral Sharing Agreement.  The Lenders consent to Bank One entering into that Collateral Sharing Agreement and to Bank One having and exercising such powers and duties under the Collateral Sharing Agreement and the other Loan Documents as are specifically delegated to Bank One as Collateral Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  Bank One shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Collateral Sharing Agreement.  The Agent shall have no duty to take, or refrain from taking, any action under this Agreement if such action or restraint by the Agent would require action by the Collateral Agent under the Collateral Sharing Agreement which the Collateral Agent is not authorized to take.  To the extent of any conflict between the Collateral Sharing Agreement and this Agreement, the Collateral Sharing Agreement shall prevail and control.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1                           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, but not including funds held by a Loan Party which are held by that Loan Party only as custodian or trustee (and in which that Loan Party does not have a beneficial interest) such as, (by way of example and not limitation), Horseman’s Accounts, and which are clearly labeled to indicate that such funds are so held by the Loan Party) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.                        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1                           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, each other Loan Party and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2                           Participations.

12.2.1                  Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, the Agent and the Collateral Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2                  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3                  Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of and bound by the provisions of Section 2.21 and Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3                           Assignments.

12.3.1                  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or  (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2                  Consents.  The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3                  Effect; Effective Date.  Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent (payable by a party other than a Loan Party) for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Louisville, Kentucky a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4                           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5                           Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1                           Notices.  Except as otherwise permitted by Section 2.10 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, any other Loan Party, or the Agent, at the address of Borrower or facsimile number of Borrower set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto, or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2                           Change of Address.  The Borrower, any other Loan Party, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Loan Parties, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1                        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE COMMONWEALTH OF KENTUCKY, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2                        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR COMMONWEALTH OF KENTUCKY COURT SITTING IN LOUISVILLE, KENTUCKY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOUISVILLE, KENTUCKY.

15.3                        WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[THE BALANCE OF THIS PAGE IS BLANK

AND SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

GUARANTORS:

CHURCHILL DOWNS MANAGEMENT COMPANY

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CHURCHILL DOWNS INVESTMENT COMPANY

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

RACING CORPORATION OF AMERICA

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CALDER RACE COURSE, INC.

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

TROPICAL PARK, INC.

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CHURCHILL DOWNS CALIFORNIA COMPANY

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CHURCHILL DOWNS CALIFORNIA FALL OPERATING COMPANY

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

ARLINGTON PARK RACECOURSE, LLC

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

ARLINGTON MANAGEMENT SERVICES, LLC

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

ARLINGTON OTB CORP.

By	/s/ Mary Ann Guenther

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

QUAD CITY DOWNS, INC.

By	/s/ Mary Ann Guenther

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CDIP, LLC

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

CDIP HOLDINGS, LLC

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

ELLIS PARK RACE COURSE, INC.

By	/s/ Rebecca C. Reed

Title:	Secretary
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel
	Telephone:	(502) 636-4429
	FAX:	(502) 636-4439

Commitment

$30,000,000.00	BANK ONE, KENTUCKY, NA as Agent, Individually, as a Lender and as Agent

	By	/s/ H. Joseph Brenner
H. Joseph Brenner
First Vice President
416 W. Jefferson Street
Louisville, Kentucky 40202

Attention: H. Joseph Brenner
		Telephone:	(502) 566-2789
		FAX:	(502) 566-8339

With a copy to:
Frost Brown Todd LLC
Suite 3200
400 W. Market Street
Louisville, Kentucky 40202
Attention: Charles R. Keeton, Esq.
		Telephone:	(502) 568-0257
		FAX:	(502) 581-1087

Commitment

$30,000,000.00	PNC BANK, NATIONAL ASSOCIATION As a Lender, as LC Issuer and as Syndication Agent

	By	/s/ Richard M. Ellis
Richard M. Ellis
Senior Vice President
500 West Jefferson Street
2nd Floor
Louisville, Kentucky 40296

Attention: Shelly Stephenson, Vice President
		Telephone:	(502) 581-4522
		FAX:	(502) 581-3355

Commitment

$25,000,000.00	NATIONAL CITY BANK OF KENTUCKY
As a Lender and as Documentation Agent

	By	/s/ Kevin L. Anderson
Kevin L. Anderson
Senior Vice President
101 South Fifth Street
37th Floor
Louisville, Kentucky 40202

Attention: Kevin L. Anderson
		Telephone:	(502) 581-7894
		FAX:	(502) 581-4424

Commitment

$22,500,000.00	FIFTH THIRD BANK, KENTUCKY, INC.

	By	/s/ Edward B. Martin
Edward B. Martin
Vice President
401 South 4th Avenue
Louisville, Kentucky 40202-3411

Attention: Edward B. Martin
		Telephone:	(502) 562-5536
		FAX:	(502) 562-5540

Commitment

$18,500,000.00	BRANCH BANKING & TRUST COMPANY

	By	/s/ Frank R. Eckerd
Frank R. Eckerd
Senior Vice President
500 West Broadway
7th Floor
Louisville, Kentucky 40202

Attention: Frank R. Eckerd
		Telephone:	(502) 562-5877
		FAX:	(502) 562-6990

Commitment

$18,500,000.00	COMERICA BANK

	By	/s/ Kathleen Kasperek
Kathleen Kasperek
Vice President
500 Woodward Avenue
MC 3269 – 9th Floor
Detroit, Michigan 48214

Attention: Kathleen Kasperek
		Telephone:	(313) 222-3808
		FAX:	(313) 222-9516

Commitment

$18,500,000.00	U.S. BANK NATIONAL ASSOCIATION

	By	/s/ David Wombwell
David Wombwell
Senior Vice President
One Financial Square
Louisville, Kentucky 40202-3322

Attention: David Wombwell
		Telephone:	(502) 565-6685
		FAX:	(502) 565-6460

Commitment

$18,500,000.00	SUN TRUST BANK

	By	/s/ Scott Corely
Scott Corley
Director
201 4th Avenue N.
3rd Floor
Nashville, Tennessee 37219

Attention: Scott Corley
		Telephone:	(615) 748-5715
		FAX:	(615) 748-5269

Commitment

$18,500,000.00	BANK OF AMERICA

	By	/s/ Bryan Hulker
Bryan Hulker
Senior Vice President
414 Union Street
TN1-100-04-01 – 4th Floor
Nashville, Tennessee 37239

Attention: Bryan Hulker
		Telephone:	(615) 749-3001
		FAX:	(615) 749-4762

Total $200,000,000.00

The other schedules and other attachments to this agreement, which disclose certain information responsive to provisions of the agreement or reflect the terms of the agreement, have been omitted because they are duplicative of information contained in the agreement and/or are not material. The registrant agrees to furnish supplementally a copy of any such omitted schedules or other attachments to the Commission upon request.

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	1.25%	1.50%	1.75%	2.25%
Floating Rate	0%	0%	0.25%	0.75%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Commitment Fee	0.25%	0.30%	0.375%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 2.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status, adjusted quarterly and measured on the most recent four fiscal quarters ending on the determination date as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.